Exhibit 99.1

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces First Quarter 2010 Results

FAIRPORT, N.Y. (May 6, 2010) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced first quarter 2010 financial and operating results. “We are pleased to announce that PAETEC is a Fortune 1000 member. PAETEC achieved this milestone through a decade of hard work, operational excellence, and disciplined management,” said Arunas A. Chesonis, chairman and CEO. “Solid access line additions and continued strengthening of the customer profile were clear highlights for this quarter and position PAETEC to take advantage of an improving economy.” Financial results for first quarter 2010 included the following:

•	Revenue of $390.1 million;

•	Adjusted EBITDA* of $65.5 million;

•	Net loss of $9.5 million;

•	Free cash flow* of $36.1 million, which represented the 29th consecutive quarter in which PAETEC or its predecessor generated positive free cash flow;

•	Net cash provided by operating activities of $7.8 million; and

•	A cash balance of $144.3 million at March 31, 2010.

* Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States, or “GAAP.” Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, (benefit from) provision for income taxes, stock-based compensation, debt extinguishment and related costs, sales and use tax settlement, and gain on non-monetary transaction. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP, and for a quantitative reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP.

Quarterly Results – First Quarter 2010 Compared to First Quarter 2009

Revenue

•

Total revenue of $390.1 million decreased 2.3% or $9.2 million for first quarter 2010 from first quarter 2009 primarily due to a decline in usage-based revenue and a $4.6 million decline in non-core basic telephone service revenue (“POTS”).

•

Core network services revenue decreased 1.1% or $3.1 million for first quarter 2010 from first quarter 2009 primarily due to a decline in usage-based revenue which was partially offset by a 5.0% increase in PAETEC’s data revenue, generated principally by sales of Dynamic IP and MPLS VPN products.

•	Core carrier services revenue decreased 9.2% or $4.5 million for first quarter 2010 from first quarter 2009 due to lower usage-based revenue.

•

Integrated solutions revenue of $16.5 million increased 23.2% or $3.1 million over first quarter 2009 as a result of growth in equipment sales and PAETEC’s February 28, 2010 acquisition of US Energy Partners.

Adjusted EBITDA and Margins

Adjusted EBITDA for first quarter 2010 increased 2.5% to $65.5 million over adjusted EBITDA of $63.9 million for first quarter 2009. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, improved to 16.8% for first quarter 2010 compared to 16.0% for first quarter 2009.

Cost of goods sold for first quarter 2010 decreased 3.1% or $6.2 million. Gross margin for first quarter 2010 improved to 50.6% from 50.2% for first quarter 2009 due to the positive effects of network grooming efforts and churn of lower margin customers.

Selling, general and administrative (“SG&A”) expenses for first quarter 2010 were $134.3 million, including stock-based compensation of $2.5 million, which represents a decrease of 4.8% or $6.8 million from first quarter 2009. As a percentage of total revenue, SG&A expenses were 34.4% for first quarter 2010 compared to 35.3% for first quarter 2009.

Net Loss

Net loss for first quarter 2010 was $9.5 million compared to net loss of $3.3 million for first quarter 2009. The net loss for first quarter 2010 primarily reflected higher interest expense costs and a $4.4 million debt extinguishment charge related to the application of net proceeds received from PAETEC’s January 2010 issuance of its 8 7/8% senior secured notes due 2017 to repay the amounts outstanding under its credit facilities.

Interest expense for first quarter 2010 increased to $22.0 million from $17.2 million for first quarter 2009. The increase in interest expense was primarily due to higher weighted average interest rates following PAETEC’s June 2009 and January 2010 issuances of its 8 7/8% senior secured notes due 2017.

Sequential Results – First Quarter 2010 Compared to Fourth Quarter 2009

Revenue

•	Total revenue of $390.1 million for first quarter 2010 remained sequentially stable.

•

Average revenue per T1 compression in conjunction with modest net facilities adds during fourth quarter 2009 led to a marginal decrease of 0.3% or $0.7 million in core network services revenue for first quarter 2010.

•	Core carrier service revenue for first quarter 2010 was stable from the prior quarter.

•

Integrated solutions revenue for first quarter 2010 was relatively stable at $16.5 million, as declines in software and hardware revenue offset the increase in revenue attributable to the energy business resulting from the recent acquisition of US Energy Partners.

Adjusted EBITDA and Margins

Adjusted EBITDA of $65.5 million for first quarter 2010 represented an increase of 0.5% over adjusted EBITDA of $65.2 million for fourth quarter 2009. Adjusted EBITDA margin was 16.8% for first quarter 2010 compared to 16.7% for fourth quarter 2009.

First quarter 2010 cost of goods sold increased 0.4% or $0.7 million from fourth quarter 2009. Gross margin decreased to 50.6% for first quarter 2010 from 50.8% in the fourth quarter 2009.

SG&A expenses for the first quarter 2010 were $134.3 million, including stock-based compensation of $2.5 million, and decreased 2.1% or $2.8 million from fourth quarter 2009. As a percentage of total revenue, SG&A expenses decreased to 34.4% for first quarter 2010 from 35.1% for fourth quarter 2009.

Net Loss

Net loss for first quarter 2010 increased to $9.5 million from a net loss of $2.4 million for fourth quarter 2009. The net loss for first quarter 2010 primarily reflected higher interest expense costs and a $4.4 million debt extinguishment charge related to PAETEC’s repayment of amounts outstanding under our credit facilities in January 2010. The fourth quarter 2009 net loss included the impact of a $7.5 million charge related to the discontinuance of hedge accounting as a result of the debt refinancing in January 2010 and a $6.0 million benefit from the settlement of the company’s Iowa tax dispute.

Interest expense increased from $19.8 million in the fourth quarter 2009 to $22.0 million for first quarter 2010. The increase in interest expense was primarily due to higher weighted average interest rates following PAETEC’s January 2010 issuance of its 8 7/8% senior secured notes due 2017.

Capital Expenditures

Capital expenditures for first quarter 2010 were $29.5 million, or 7.6% of total revenue, compared to $30.0 million, or 7.5% of total revenue, for first quarter 2009. Capital expenditures for first quarter 2010 were largely applied to enhancements to PAETEC’s core data network, expansion of the network associated with robust new installs during the quarter and the expansion of PAETEC’s data center portfolio.

Capital expenditures for first quarter 2010 decreased 19.5% from $36.6 million for fourth quarter 2009 primarily due to timing of certain network investments. Capital expenditures as a percentage of total revenue for fourth quarter 2009 were 9.4%.

Cash Flow and Liquidity

PAETEC had a cash balance of $144.3 million on March 31, 2010 compared to a December 31, 2009 cash balance of $152.9 million. Cash flow provided by operations decreased to $7.8 million in first quarter 2010 from $11.2 million in first quarter 2009. Free cash flow for first quarter 2010 was $36.1 million, which represented a 25.9% increase from fourth quarter 2009 and the 29th consecutive quarter of free cash flow generation.

Indebtedness

At March 31, 2010, PAETEC had $950.0 million in debt outstanding under its senior notes, which was comprised of $650.0 million principal amount of 8 7/8% senior secured notes due 2017 and $300.0 million principal amount of 9.5% senior unsecured notes due 2015.

At March 31, 2010, PAETEC also had a senior secured revolving credit facility under which no revolving loans were outstanding and under which PAETEC could obtain from time to time revolving loans of up to an aggregate principal amount of $50.0 million.

Full Year 2010 Outlook

“We are pleased to reaffirm full year 2010 guidance,” said Keith Wilson, PAETEC’s chief financial officer.

PAETEC’s revenue and adjusted EBITDA expectations for the full year 2010 assume, among other matters, that there is no further significant decline in economic conditions and that there are no significant changes in the competitive or regulatory environments. PAETEC’s revenue and adjusted EBITDA expectations for full year 2010, as initially announced in February 2010, are as follows:

($ in millions)

Revenue	$1,590 to $1,630

Adjusted EBITDA	$260 to $275

Conference Call

As previously announced, PAETEC will host a conference call today at 9:00 a.m. ET to discuss first quarter 2010 results. Chairman and CEO Arunas Chesonis and Chief Financial Officer Keith Wilson will be participating. A live webcast and a replay of the call will be available at www.paetec.com.

Conference Call details are as follows:

US/Canada Dial in: (866) 783-2137

International: (857) 350-1596

Passcode: 72798420

Audio Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=3002224

Replay details are as follows:

Replay Dates: May 6, 2010, 12:00 p.m. ET through May 20, 2010

US/Canada Replay Dial in: (888) 286-8010

International Replay Dial in (617) 801-6888

Replay Passcode: 28292319

Audio Replay Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=3002224

Supplemental Information

A supplemental presentation of information complementary to the information presented in this release and that will be discussed on the conference call will be made available on the Investor Relations portion of www.paetec.com prior to the conference call.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. The financial guidance in this press release with respect to revenue and adjusted EBITDA for full year 2010 constitutes “forward-looking statements” and reflects PAETEC’s current analysis of existing trends and information. These statements represent PAETEC’s judgment only as of the date of this press release. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2009 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; interest rate risks and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Revenue:
Network services revenue	$310,474	$312,608	$317,076
Carrier services revenue	63,043	60,957	68,749
Integrated solutions revenue	16,534	16,559	13,425

Total revenue	390,051	390,124	399,250
Cost of sales (exclusive of operating items shown separately below)	192,749	192,015	198,983
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	134,260	137,070	141,018
Sales and use tax settlement	-	(6,021)	(1,200)
Depreciation and amortization	47,173	45,842	46,213

Income from operations	15,869	21,218	14,236
Debt extinguishment and related costs	4,423	7,543	-
Other income, net	(112)	(179)	(435)
Interest expense	22,037	19,849	17,224

Loss before income taxes	(10,479)	(5,995)	(2,553)
(Benefit from) provision for income taxes	(941)	(3,624)	755

Net loss	$(9,538)	$(2,371)	$(3,308)

Net cash provided by operating activities	$7,828		$11,160
Net cash used in investing activities	$(34,997)		$(29,142)
Net cash provided by (used in) financing activities	$18,561		$(2,503)

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, (benefit from) provision for income taxes, stock-based compensation, debt extinguishment and related costs, sales and use tax settlement, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net loss and revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA Presentation” in PAETEC’s annual report on Form 10-K for the year ended December 31, 2009 for additional information regarding PAETEC’s reasons for including adjusted EBITDA and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Net loss	$(9,538)	$(2,371)	$(3,308)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	47,173	45,842	46,213
Interest expense, net of interest income	21,964	19,689	16,841
(Benefit from) provision for income taxes	(941)	(3,624)	755

EBITDA	58,658	59,536	60,501

Stock-based compensation	2,462	4,189	4,762
Debt extinguishment and related costs	4,423	7,543	-
Sales and use tax settlement	-	(6,021)	(1,200)
Gain on non-monetary transaction	-	-	(141)

Adjusted EBITDA	$65,543	$65,247	$63,922

PAETEC Holding Corp. and Subsidiaries

Expected Adjusted EBITDA Reconciliation

(in millions)

The table below sets forth, for the period indicated, a reconciliation of expected adjusted EBITDA to expected net loss, as net loss is calculated in accordance with GAAP:

	Twelve Months Ending December 31,	Twelve Months Ending December 31,

	2010	2010

	Low End of Guidance	High End of Guidance
Expected net loss	$(35)	$(20)
Add back non-EBITDA items included in expected net loss:
Depreciation and amortization	182	182
Interest expense, net of interest income	90	90
Provision for income taxes	5	5

Expected EBITDA	242	257

Stock-based compensation	13	13
Debt extinguishment and related costs	5	5

Expected adjusted EBITDA	$260	$275

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by PAETEC’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of PAETEC’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of PAETEC’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

• free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow; and

• free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Adjusted EBITDA (see previous page)	$65,543	$65,247	$63,922
Purchases of property and equipment	(29,474)	(36,597)	(29,985)

Free cash flow, as defined	36,069	28,650	33,937
Purchases of property and equipment	29,474	36,597	29,985
Interest expense, net of interest income	(21,964)	(19,689)	(16,841)
Other	(1,180)	339	(747)
Bad debt expense	4,141	3,507	4,502
Amortization of debt issuance costs	659	604	513
Amortization of debt discount	328	505	274
Changes in operating assets and liabilities	(39,699)	11,514	(40,463)

Net cash provided by operating activities	$7,828	$62,027	$11,160

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of March 31, 2010	As of December 31, 2009
Financial Data (in thousands):
Cash and cash equivalents	$144,280	$152,888
Accounts receivable, net	$204,812	$201,308
Property and equipment, net	$610,613	$619,048

Accounts payable	$59,590	$63,528
Other accrued expenses	$119,661	$146,781
Current portion of capital lease obligations	$6,148	$4,786
Long-term debt and capital lease obligations	$955,040	$921,271

Operating Data

Geographic markets served (1)	84	84

Number of switches deployed	122	122

Total digital T1 transmission lines installed	236,168	229,253

Total access line equivalents installed (2)	5,994,440	5,852,606

Total employees	3,646	3,693

(1) In the top 100 metropolitan statistical areas

(2) Includes Plain Old Telephone Service (“POTS”), which involves basic telephone services supplying standard single line telephones, telephone lines and access to the public switched network.